EXHIBIT 10.611

Promissory Note for Stock Purchase Agreement with Mr. Yuanhao Li

PROMISSORY NOTE

This Promissory Note is made this December 27, 2000, by and between American Champion Entertainment, Inc. (hereinafter referred to as "ACEI"), a Delaware corporation located at 22320 Foothill Blvd., Suite 260, Hayward, California 94541, U.S.A. and Mr. Yuanhao Li, an individual located at 31 Ashglen Way, Markham, Ontario, L3R 3A6, Canada (hereinafter referred to as "Debtor").

Recitals

WHEREAS, on December 27, 2000, Debtor entered into a Stock Purchase Agreement (hereinafter referred to as "SPA") for the purchase of 6,250,000 shares of the ACEI common stock $.0001 par value per share.

WHEREAS, pursuant to the SPA, Debtor agreed to execute this Promissory Note.

NOW THEREFORE IN CONSIDERATION of the foregoing and following promises, covenants, conditions, and premises, and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which is hereby acknowledged, the parties hereby agree as follows:

Agreement

1. Recitals Part of Agreement. The recitals are a material part of this Agreement.

2. Payment. Debtor hereby promises to pay, in lawful money of the United States, to the order of ACEI, the principal of $1,000,000.00 on or before March 31, 2001.

3. Collection Costs. Debtor agrees to pay the actual expenditures made in any attempt to collect the amount due pursuant to the Promissory Note.

4. Waiver or Presentment, Notice of Dishonor and Protest. Debtor waives presentment, demand, and protest, and the right to assert any statute of limitations.

5. Debtor's Obligations by this Agreement. The obligations of Debtor by this Agreement are as follows:

  to pay the obligation to ACEI when due,
  to pay all expenses, including attorney's fees and court costs, incurred by ACEI in the perfection, preservation, realization, enforcement, and exercise of its rights under this agreement, to indemnify ACEI against loss of any kind, including reasonable attorney's fees and costs, not to use the common stock for any unlawful purpose or in any way and will not sale, transfer or dispose of any share of such common stock until payment to ACEI is made in full, in the event that payment to ACEI is not made by April 1, 2001, all of the 6,250,000 shares of common stock will be returned to ACEI.

6. Termination. This Promissory Note and Agreement will continue in effect and will terminate when Debtor completes performance of obligations to ACEI.

7. Miscellaneous. No waiver by ACEI of any breach or default will be a waiver of any breach or default occurring later. A waiver will be valid only if it is in writing and signed by ACEI. This Promissory Note and Agreement will bind and benefit the successors and assignees of the parties, but Debtor may not assign its rights under the Promissory Note and Agreement without ACEI's prior written consent. This contract will be governed by the laws of State of California, as amended from time to time. This Promissory Note and Security Agreement is the entire agreement, and supersedes any prior agreement or understandings, between ACEI and Debtor.

Signed this 27th day of December, 2000,

at 22320 Foothill Blvd., Suite 260, Hayward, CA 94541

By Debtor: /s/ Yuanhao Li

Yuanhao Li

Accepted:

By: /s/ Anthony K. Chan

Anthony K. Chan

President & CEO

American Champion Entertainment, Inc.